UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

ConforMIS, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                              Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in this Item 1.01.

Item 2.03.                              Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On January 6, 2017 (the “effective date”), ConforMIS, Inc. (the “Company”) entered into a loan and security agreement (the “term loan facility”) with Oxford Finance LLC (“Oxford”), as a collateral agent, and the lenders party thereto from time to time (“the Lenders”), pursuant to which the Lenders agreed to make term loans to the Company for working capital and general business purposes, in a principal amount of up to $50 million.  Through the term loan facility with Oxford, the Company initially accessed $15 million of borrowings on January 6, 2017, and an additional funding of $15 million is available to the Company, at its option, through December 2017 and an additional $20 million is available through June 2018, in each case, subject to the satisfaction of certain revenue milestones and customary drawdown conditions.

The credit facility is secured by substantially all of the Company’s personal property other than the Company’s intellectual property.  Under the terms of the credit facility, the Company cannot grant a security  interest in its intellectual property to any other party.

The term loan under the credit facility bears interest at a floating  annual rate calculated at the greater of 30 day LIBOR or 0.53%, plus 6.47%. The Company is required to make monthly interest only payments in arrears commencing on the second payment date following the funding date of each term loan, and continuing on the payment date of each successive month thereafter through and including the payment date immediately preceding the amortization date of February 1, 2019 (subject to extension to February 1, 2020 if the Borrower draws the second tranche of $15 million loans under the term loan facility).  Commencing on the amortization date, and continuing on the payment date of each month thereafter, the Company is required to make consecutive equal monthly payments of principal of each term loan, together with accrued interest, in arrears, to the Lenders.  All unpaid principal, accrued and unpaid interest with respect to each term loan, and a final payment in the amount of of 5.0% of the amount of loans advanced, is due and payable in full on the term loan maturity date.  The agreement has a term of five years and matures on January 1, 2022.

At the Company’s option, the Company may prepay all, but not less than all, of the term loans advanced by the Lenders under the term loan facility, subject to a prepayment fee and an amount equal to the sum of all outstanding principal of the term loans plus accrued and unpaid interest thereon through the prepayment date, a final payment, plus all other amounts that are due and payable, including Lenders’ expenses and interest at the default rate with respect to any past due amounts.

The credit facility also includes events of default, the occurrence and continuation of which could cause interest to be charged at the rate that is otherwise applicable plus 5.0% and would provide Oxford, as collateral agent with the right to exercise remedies against us and the collateral securing the credit facility, including foreclosure against assets securing the credit facilities, including the Company’s cash.  These events of default include, among other things, the Company’s failure to pay any amounts due under the credit facility, a breach of covenants under the credit facility, the Company’s insolvency, a material adverse change, the occurrence of any default under certain other indebtedness in an amount greater than $500,000, one or more judgments against us in an amount greater than $500,000, a material adverse change with respect to any governmental approval and any delisting event.

Item 8.01.                              Other Events.

On January 9, 2017, the Company issued a press release announcing the debt financing from Oxford Finance LLC and the filing of a shelf registration statement on Form S-3 with the Securities and Exchange Commission. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.                              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Loan and Security Agreement by and among ConforMIS, Inc. and Oxford Finance LLC
99.1	Press release dated January 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: January 9, 2017	By:	/s/ Paul Weiner
Paul Weiner
Chief Financial Officer